EXHIBIT 11
                               ALLTEL CORPORATION
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (Millions, except per share amounts)

        For the Years Ended December 31,                       2000         1999         1998         1997         1996
        --------------------------------                       ----         ----         ----         ----         ----
        Net income applicable to common shares
           before cumulative effect of
           accounting change                               $1,965.3       $782.7       $601.9       $651.2       $405.4
        Adjustments for convertible securities:
           Preferred stocks                                     0.1          0.2          0.2          0.2          0.2
                                                           --------       ------       ------       ------       ------
        Net income applicable to common shares,
           assuming conversion of above securities         $1,965.4       $782.9       $602.1       $651.4       $405.6
                                                           ========       ======       ======       ======       ======


        Weighted average common shares
           outstanding for the year                           314.4        312.8        305.3        307.9        308.2
        Increase in shares that would result from:
           Exercise of stock options                            2.4          3.6          2.6          1.5          1.3
           Conversion of convertible preferred stocks           0.4          0.4          0.5          0.5          0.6
                                                           --------       ------       ------       ------       ------
        Weighted average common shares,
           assuming conversion of above securities            317.2        316.8        308.4        309.9        310.0
                                                           ========       ======       ======       ======       ======

        Earnings per share of common stock:

             Basic                                            $6.25        $2.50        $1.97        $2.12        $1.32
                                                           ========       ======       ======       ======       ======

             Diluted                                          $6.20        $2.47        $1.95        $2.10        $1.31
                                                           ========       ======       ======       ======       ======

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